Exhibit 10.1

SEPARATION AND TRANSITION SERVICES AGREEMENT AND GENERAL RELEASE

This Separation and Transition Services Agreement and General Release (“Agreement”) is made and entered into on July 31, 2020, by and between Liberated Syndication Inc., a Nevada corporation (the “Company”) and Christopher Spencer (“Executive”). The Company and Executive are each also referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to that certain Employment Agreement, dated as of March 15, 2019, between Executive and the Company (the “Employment Agreement”), Executive is employed as the Chief Executive Officer of the Company and its subsidiaries (the “Subsidiaries”), and is also a member of the Company’s Board of Directors.

WHEREAS, Executive currently holds vested and unvested shares of the Company’s common stock.

WHEREAS, the Company intends to announce the results of its strategic review, that it will be looking for acquisitions and other ways to enable podcasters to monetize their creative work, and that financial advisors have been retained by the Company through December 31, 2020 to complete the strategic review.

WHEREAS, the Parties intend that this Agreement supersede the Employment Agreement and any oral agreements and understandings regarding Executive’s employment with the Company, its Subsidiaries, affiliates, joint ventures, partnerships and other business enterprises (collectively, the “Affiliates” and together with the Company, the “Company Group”), and shall confirm Executive’s resignation from his position as the Company’s Chief Executive Officer and a member of the Board of Directors and set forth the terms of his continued advisory services to the Company.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Company and Executive agree as follows:

1. Resignation and Transition.

(a) Generally. Executive acknowledges and confirms that he voluntarily resigns as Chief Executive Officer of the Company Group and as a member of the Company’s Board of Directors immediately upon the execution of this Agreement (the “Resignation Date”). Executive acknowledges that he is resigning as an officer and director of the Company and each Subsidiary effective as of the Resignation Date. Executive understands and agrees that from and after the Resignation Date he will no longer be authorized to speak on behalf of, or incur obligations or liabilities on behalf of, any member of the Company Group. The Parties agree to waive any and all notice periods that apply to the aforementioned terminations.

(b) Continued Employment and Payment. During the period beginning on the Resignation Date and ending on December 31, 2020 (the “Transition Period”), the Company shall employ Executive, and Executive shall (i) assist the Company and its financial advisors with the strategic review and transition plan and provide such other services commensurate with Executive’s former position as Chief Executive Officer as may be reasonably required by the Company from time to time and (ii) devote his full business time to the Company to fulfill Executive’s duties hereunder. As compensation for Executive’s services to the Company during this period of time, the Company shall pay Executive his base salary at a rate equal to $400,000 per annum, payable semi-monthly in accordance with the Company’s regular payroll practices. The Company shall also reimburse Executive for reasonable travel, lodging, meals and other reasonable business expenses incurred in accordance with the Company’s expense reimbursement policy as then in effect in accordance with Executive’s performance of services, with such reimbursements to require pre-approval in writing by the Company to the extent any single expense exceeds $1,000. Notwithstanding the above, during the Transition Period, the Company may terminate Executive’s employment and such payments immediately (A) upon Executive’s death or disability (which, herein, shall have the same meaning as in Section 8(d) of the Employment Agreement) or (B) Executive’s termination for Cause (as defined below).

(c) First Reaffirmation Payment. Subject to (i) Executive’s employment not being terminated for Cause during the Transition Period, (ii) Executive’s execution of this Agreement, (iii) Executive’s or, in the event of his death, Executive’s estate’s due execution and submission of the First Reaffirmation (as defined in Section 10), and (iv) Executive’s continued compliance with the terms hereof, Executive or, in the event of his death, his estate shall receive a single lump sum payment in the amount of $400,000. Such payment shall be paid during the period January 1, 2021 through January 5, 2021.

(d) Bonus. Subject to (i) Executive’s employment not being terminated for Cause during the Transition Period, (ii) Executive’s execution of this Agreement, (iii) Executive’s or, in the event of his death, Executive’s estate’s due execution and submission of the First Reaffirmation, and (iv) Executive’s continued compliance with the terms hereof, Executive will be entitled to a one-time lump sum payment of $177,776. Such payment shall be paid during the period January 1, 2021 through January 5, 2021.

2. Advisory Services.

(a) Term; Services. During the period beginning on January 1, 2021 and ending on February 28, 2023 (such period, the “Advisory Period”), Executive shall continue as an employee of the Company and provide such advisory services as may be required by the Company from time to time; provided, that, if not earlier terminated, the Advisory Period shall terminate (i) immediately upon Executive’s death, (ii) upon the Company’s termination thereof due to Executive’s disability, (iii) upon Executive’s termination for Cause (as defined below), or (iv) upon Executive’s resignation upon no less than thirty (30) days’ prior notice to the Company. For the avoidance of doubt, upon a termination of the Advisory Period pursuant to (A) Section 2(a)(i) [death] or Section 2(a)(ii) [disability], all fees and benefits due pursuant to Section 2(b) and Section 2(c)(i) shall continue in accordance therewith as though the Advisory Period had not terminated (provided, that if the applicable group health plans prohibit such continued coverage following Executive’s death or disability, in lieu thereof, Executive and/or his eligible dependents shall be entitled to additional COBRA coverage pursuant to Section 2(c)(ii) for the lesser of (x) the duration of the Advisory Period in addition to the twelve (12) months required by Section 2(c)(ii) and (y) the maximum period COBRA coverage is permitted under applicable law, provided, in each case, that COBRA coverage is timely and properly elected) or (B) pursuant to Section 2(a)(iii) [Cause] or Section 2(a)(iv) [resignation], all fees and benefits due pursuant to Section 2(b) and Section 2(c)(i) shall immediately cease. During the Advisory Period, the Executive shall devote such portion of Executive’s business time to the Company as shall be sufficient to fulfill the Executive’s duties hereunder, but in no event more than eight (8) hours per month.

(b) Compensation; Expenses. As compensation for Executive’s services to the Company during the Advisory Period, the Company shall pay Executive an advisory fee equal to $215,000 per annum, payable semi-monthly in accordance with the Company’s regular payroll practices. The Company shall reimburse Executive for reasonable travel, lodging, meals and other reasonable business expenses incurred in accordance with the Company’s expense reimbursement policy as then in effect in accordance with Executive’s performance of services under Section 2(a), with such reimbursements to require pre-approval in writing by the Company to the extent any single expense exceeds $1,000.

(c) Benefits.

(i) Advisory Period. During the Advisory Period, Executive shall be entitled to continued participation for Executive and his eligible dependents in the Company’s group medical benefits generally provided to the Company’s employees, at the Company’s sole expense and otherwise in accordance with the terms thereof, as may be amended from time to time. Executive shall be provided information concerning Executive’s rights to purchase continued coverage under such plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), following the Advisory Period.

(ii) Post-Advisory Period. If Executive timely elects COBRA continuation coverage under the Company’s group medical and dental care plans, the Company shall reimburse Executive for the full cost of the premiums for such COBRA coverage for Executive and his eligible dependents for the twelve months immediately following the termination of the Advisory Period, payable monthly in arrears; provided, that, the Company shall have no further obligation to provide any such reimbursements upon Executive’s eligibility for corresponding coverage with a subsequent employer, with Executive’s spouse or with the employer of Executive’s spouse, or upon a termination for Cause. The Company’s reimbursement of such premiums will be taxable as compensation to Executive if and to the extent such reimbursements would result in the imposition of penalties or taxes on the Company for the failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended.

(d) Indemnification and Directors and Officers Liability Insurance Coverage. The Company shall indemnify and provide all other indemnification rights and benefits (including, without limitation, those relating to the advancement of expenses) to Executive to the maximum extent permitted or provided in Article VIII of the Company’s By-laws as in effect on the date of this Agreement, subject to the requirement that all fees and expenses incurred by Executive in connection with indemnification hereunder be reasonable. For the avoidance of doubt, the Company shall provide directors and officers liability insurance coverage to Executive at the same level and general terms and conditions as in effect currently for the period ending on the sixth (6th) anniversary of the Resignation Date.

(e) Termination of Advisory Period. Upon termination of the Advisory Period and Executive’s services hereunder, the Company shall pay or provide to Executive (i) Executive’s accrued and unpaid advisory fees, earned through the last day of the Advisory Period, which shall be paid on the first payroll date immediately following the last day of the Advisory Period; (ii) reimbursement for any unreimbursed business expenses that Executive properly incurred on or prior to the last day of the Advisory Period, which shall be paid in accordance with the Company’s expense policy; and (iii) any accrued and vested benefits available to Executive under the express terms and conditions of any Company Group employee benefit plan in which Executive participated immediately prior to the last day of the Advisory Period, in accordance with the applicable plan. Effective as of the last day of the Advisory Period, Executive shall not claim any further right to employment by the Company Group.

(f) Definition of Cause.  For purposes of this Agreement, “Cause” shall mean (i) Executive engaging in dishonesty or other misconduct that, in either case, is materially injurious to the Company, (ii) Executive’s commission of, and being charged with the commission of, a felony involving the Company, (iii) Executive’s failure to materially comply with Section 7 [Cooperation] of this Agreement or (iv) a material breach by Executive of this Agreement, including failure to comply with the restrictive covenants incorporated herein pursuant to Section 5(a), that is materially injurious to the Company, provided that such breach (A) shall not have been cured by Executive within 30 days after detailed written notice thereof from the Company to Executive that is delivered to Executive within 30 days after the Board of Directors obtains actual knowledge of such alleged material breach or (B) is incapable of being cured. Notwithstanding the foregoing, Cause shall not be based on any conduct engaged in by Executive that relates to the facts and circumstances at issue in Securities and Exchange Commission v. Christopher J. Spencer et al., 19 Civ. 9070 (NRB) (S.D.N.Y.) (the “SEC Claim”). Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the unanimous affirmative vote of the entire membership of the Company’s Board of Directors at a meeting of the Board of Directors called and held for the purpose (after thirty (30) days’ prior written notice to Executive and an opportunity of him, together with his counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors Executive is guilty of conduct set forth in clauses (i), (ii), or (iii) of this Section 2(f) and specifying the particulars thereof in detail. The Company covenants and agrees that the Board of Directors shall be comprised of at least five (5) members.

3. Equity.

(a) Performance Shares. Pursuant to the Stock Agreements between the Company and Executive listed on Annex A hereto, Executive has been granted an aggregate of 2,600,000 shares of the Company’s common stock subject to certain performance vesting milestones and forfeiture provisions (the “Performance Shares”). In addition to the Performance Shares, Executive owns 228,795 shares of the Company’s common stock (the “Previously Owned Shares”).

(i) Vested Performance Shares and Previously Owned Shares. The Company and Executive agree that as of the date of this Agreement, 1,125,000 Performance Shares were vested with Executive in accordance with their terms (the “Vested Performance Shares”). Executive shall sell the Vested Performance Shares and the Previously Owned Shares (totaling 1,353,795 shares) to the Company for a purchase price equal to $3.00 per Share, or an aggregate of $4,061,385 (the “Vested Share Price”), payable to Executive by the Company in a single lump sum on the date Executive executes this Agreement. Following Executive’s receipt of the Vested Share Price, Executive shall deliver any certificate(s) registered in Executive’s name representing the Vested Performance Shares and the Previously Owned Shares, as well as such other documentation as may be required by the Company or its counsel to effectuate the transfer, and Executive shall have no further right, title or interest in the Vested Performance Shares and the Previously Owned Shares.

(ii) NASDAQ Tranche. The Company and Executive agree that 225,000 Performance Shares (the “NASDAQ Shares”) shall vest upon Executive’s execution of this Agreement. Executive hereby covenants and agrees that Executive shall not, directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, the NASDAQ Shares. Such restrictions on the NASDAQ Shares shall remain in effect until the first to occur of (i) July 31, 2021, (ii) an uplisting by the Company to a national exchange, (iii) a Change of Control (as defined below), (iv) the Company’s declaration or any public announcement of a stock dividend, secondary offering or rights offering, and (v) the declaration or any public announcement of the Company’s raising of capital in exchange for equity of the Company at below fair market value.

(iii) $7.00 Shares. Notwithstanding the performance targets set forth in that certain Stock Agreement dated December 15, 2017, 550,000 Performance Shares (the “$7.00 Shares”) shall vest upon Executive’s execution of this Agreement. Executive hereby covenants and agrees that, except for the Put Right (as defined in Section 3(a)(iv)), Executive shall not, directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, the $7.00 Shares. Such restrictions on the $7.00 Shares shall remain in effect until the first to occur of (i) January 5, 2021, (ii) an uplisting by the Company to a national exchange, (iii) a Change of Control, (iv) the Company’s declaration or any public announcement of a stock dividend, secondary offering or rights offering, and (v) the declaration or any public announcement of the Company’s raising of capital in exchange for equity of the Company at below fair market value.

(iv) Put Option. During the period beginning on the earlier of (A) December 30, 2020 and (B) any earlier date on which the Company declares a rights offering and ending on the one-year anniversary of Section 3(a)(iv)(A) or (B) , Executive shall have the right to put the $7.00 Shares to the Company at a purchase price of $2.50 per Share (the “Put Right”); provided, that each and every exercise of the Put Right by the Executive must be for at least 100,000 of the $7.00 Shares. To exercise the Put Right, Executive shall notify the Company in writing of his intent to exercise the Put Right and the number of $7.00 Shares he wishes to sell to the Company (the “Put Shares,” together with the Vested Performance Shares, the “Repurchased Shares”). Within 30 days following the Company’s receipt of notice of exercise of the Put Right, the Company shall pay Executive an amount equal to the product of (i) $2.50 and (ii) the number [minimum 100,000] of Put Shares (such amount, the “Put Price”). Following Executive’s receipt of the Put Price, Executive shall deliver any certificate(s) registered in Executive’s name representing the Put Shares, as well as any documentation as may be reasonably required by the Company or its counsel to effectuate the transfer, and Executive shall have no further right, title or interest in the Put Shares.

(v) Forfeiture of Nonvested Shares. The Company and Executive agree that pursuant to that (A) certain Stock Agreement, dated December 15, 2017, 550,000 Performance Shares were forfeited without consideration due to the Company’s per share closing price failing to reach an average of $5.00 per share for any 10 consecutive days by June 15, 2020 and (B) pursuant to that certain Settlement Agreement, dated on or about October 4, 2019, among the Company and Camac Fund, LP and its affiliates, Executive agreed to forfeit 150,000 Performance Shares (such 700,000 forfeited Performance Shares together, the “Forfeited Performance Shares”). Within thirty (30) days of Executive’s execution of this Agreement, Executive shall deliver any certificate(s) registered in Executive’s name representing the Forfeited Performance Shares, as well as any documentation as may be reasonably required by the Company or its counsel to effectuate the forfeiture, and Executive shall have no further right, title or interest in the Forfeited Performance Shares.

(vi) Definition of Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of the acquisition by any Person or “group” (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended from time to time), other than by (A) the Company or any of its Affiliates or (B) any employee benefit plan of the Company or any of its Affiliates, through one transaction or a series of transactions of (i) more than 50% of the combined voting power of the then outstanding voting securities of the Company or (ii) all or substantially all of the assets of the Company. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

(b) Executive Representations and Warranties.

(i) Enforceability. Executive has duly executed and delivered this Agreement and it constitutes Executive’s binding obligation, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, now or hereafter in effect. Except as previously obtained, Executive does not need to give any notice to, make any filing with or obtain any approval of any court, governmental authority or third person in order to consummate the sale of Shares to the Company contemplated by this Agreement.

(ii) No Conflicts. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any laws or other restriction of any governmental authority or court to which Executive is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any lease, mortgage, loan, agreement, instrument or other arrangement to which Executive is a party, by which Executive is bound, or to which Executive’s Shares are subject.

(iii) Ownership of Shares. Executive is the record owner of the Repurchased Shares and holds such Shares free of any encumbrances. Except for this Agreement, Executive is not a party to any option, purchase right, warrant or other commitment or contract that could require Executive to pledge, sell, transfer or otherwise dispose of Executive’s Shares or any other capital stock of the Company.

(iv) Capacity. Executive has the legal power and right to enter into and perform this Agreement and to sell and transfer good title to the Repurchased Shares and all Forfeited Shares free of any encumbrances in accordance with the terms of this Agreement.

(v) Title. Upon consummation of the sale transactions this Agreement contemplates and in accordance with the terms hereof, the Company will acquire good title to the Repurchased Shares and all Forfeited Shares free of all encumbrances.

(vi) Disclosure. To Executive’s actual (and not constructive) knowledge, (A) the Company’s financial statements are accurate in all material respects and (B) the Company’s financial statements, and all other agreements, certificates, statements or documents furnished by Executive to or on behalf of the Company do not (I) contain any untrue statement of a material fact or (II) omit to state a material fact required to be stated therein to make the statements therein not misleading.

(c) Executive’s Purchased Shares. The Company and Executive agree that, Executive has acquired an aggregate of 228,795 shares of the Company’s stock to date (the “Held Shares”), excluding the Performance Shares. Executive warrants that the Held Shares, together with the Performance Shares, represent Executive’s entire equity ownership interest in the Company, and Executive does not, directly or indirectly, otherwise hold any shares of Company stock.

4. Cessation of Payments and Benefits. Executive acknowledges that the consideration set forth in this Agreement is not otherwise due to him, and that the Company is providing such consideration to Executive in exchange for Executive's agreements and promises set forth in this Agreement. If Executive (a) materially breaches any provision of this Agreement, including, but not limited to, the provisions of the Employment Agreement incorporated herein by reference pursuant to Section 5(a), and such breach has not been cured (if curable) within the time periods proscribed under Section 2(f) and results in material injury to the Company, as determined by final judgment of a court of competent jurisdiction or (b) fails to materially comply with the cooperation provisions set forth in Section 7 of this Agreement, then (c) the Company will not be obligated to provide such payments or benefits to the extent that any portion thereof have yet to be paid or provided.

5. Employment Agreement; Certain Acknowledgements.

(a) Employment Agreement. The Parties hereby agree that, effective as of the Resignation Date, the Employment Agreement shall terminate in all respects and be of no further force or effect. Notwithstanding the foregoing sentence, Sections 12 and 13 of the Employment Agreement are incorporated by reference herein and made a part hereof, and as so incorporated, shall remain in full force and effect in accordance with their terms. For the avoidance of doubt, for purposes of the restrictive covenants, Executive shall be employed by the Company from the Resignation Date until the end of the Advisory Period. The Parties agree that the consideration set forth in this Agreement is sufficient consideration for the restrictions set forth in Section 12 of the Employment Agreement, and for purposes of Section 12, no payment was or is required under Section 9 or Section 10 of the Employment Agreement due to Executive’s voluntary resignation.

(b) Certain Acknowledgements. Executive hereby acknowledges and agrees that, except as expressly set forth herein or as required by law, neither Executive nor his spouse or dependents will be entitled to or make a claim for any other compensation or benefits from any member of the Company Group, including, without limitation, any rights to any bonus payments, separation payments, continued group health benefits or accelerated equity vesting under the Employment Agreement or otherwise, and Executive hereby agrees that, except as expressly set forth herein or as required by law, Executive will have no further interest, rights or benefits arising out of or in connection with the Employment Agreement or in respect of Executive’s employment or separation from employment with the Company Group.

6. General Release.

(a) Release of Claims by Executive. Executive, on behalf of himself and his family, agents, representatives, heirs, executors, trustees, administrators, attorneys, successors and assigns (collectively, the “Executive Release Parties”), hereby irrevocably and unconditionally releases, waives, settles, cancels, acquits and discharges, the Company Group and each of its members’ respective current and former subsidiaries, affiliates, successors and assigns, and with respect to each of them, their respective predecessors, stockholders, partners, members, directors, managers, officers, employees, attorneys, insurers, agents or other representatives, and each employee benefit plan of the Company Group (including current and former trustees and administrators of any such plans) (collectively, the “Company Release Parties”) from any and all claims (contractual or otherwise), demands, costs, expenses, rights, causes of action, charges, attorneys’ fees, debts, liens, promises, obligations, complaints, suits, losses, damages and all liability of whatever kind and nature, whether known or unknown, legal or equitable, suspected or unsuspected, fixed or contingent, that the Executive Release Parties have, may have or ever have had, or that otherwise may exist or may arise, against any of the Company Release Parties, by reason of any act, obligation, transaction, practice, conduct, statement, occurrence or other matter, from the beginning of time up to and including the date of this Agreement, in connection with, arising out of, or relating directly or indirectly to, Executive’s employment or separation from employment with the Company Group, or in any way connected with or related to any Company Group compensatory or benefit plan, program, policy or arrangement, including, without limitation, the Employment Agreement. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, and for the avoidance of doubt, nothing in this Agreement is intended to, nor shall it be construed to: (1) release or waive any right of the Executive to enforce Executive’s rights under this Agreement; (2) release or waive any claims to the extent such claims cannot be released by applicable law; (3) release or waive any right or claim to indemnification and/or contribution Executive may have pursuant to this Agreement, applicable law, the Company’s governance instruments or otherwise for acts committed during the scope of Executive’s employment with the Company and other affiliations with the Company Group; (4) release or waive any coverage, if any, under any Company liability insurance policy; or (5) release or waive any right Executive may have to a vested benefit under any retirement or welfare plan of the Company. For the purpose of implementing a full and complete release and discharge of the Company Release Parties, Executive (on behalf of himself and the Executive Release Parties) expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all released claims that Executive does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any and all released claims.

(b) Covenant Not to Sue; Certain Proceedings. Executive, on behalf of himself and the Executive Release Parties, covenants and agrees not to institute, or cause to be instituted, directly or indirectly, any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Company Release Parties for any matter or circumstance concerning which the Executive Release Parties have released the Company Release Parties under this Agreement. Further, the Executive Release Parties agree not to encourage or suggest to any other person or entity that he, she or it institute any legal action against the Company Release Parties. Notwithstanding the foregoing, this release is not intended to interfere with Executive’s right to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission or self-regulatory organization (the “Government Agencies”), and does not limit Executive’s ability to communicate with the Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company Group.

(c) Extent of Release. This release by Executive is valid whether any claim arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Family and Medical Leave Act, the Pennsylvania Constitution, the Pennsylvania Human Rights Act, the Pennsylvania Wage and Hour Law, the Florida Constitution, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers’ Compensation Retaliation provision (§ 440.205, Fla. Stat.), and all other statutes regulating the terms and conditions of Executive’s employment), regulation or ordinance, under the common law or in equity (including any claims in tort or under contract for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company Group or any affiliate of a member of the Company Group, and Executive.

(d) Release of Claims by the Company. The Company hereby irrevocably and unconditionally releases, waives, settles, cancels, acquits and discharges, Executive from any and all claims (contractual or otherwise), demands, costs, expenses, rights, causes of action, charges, attorneys’ fees, debts, liens, promises, obligations, complaints, suits, losses, damages and all liability of whatever kind and nature, whether known or unknown, legal or equitable, suspected or unsuspected, fixed or contingent, that the Company has, may have or ever has had, or that otherwise may exist or may arise, against Executive by reason of any act, obligation, transaction, practice, conduct, statement, occurrence or other matter, from the beginning of time up to and including the date of this Agreement, in connection with, arising out of, or relating directly or indirectly to, the SEC Claim. The Company covenants and agrees not to institute, or cause to be instituted, directly or indirectly, any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against Executive in respect of the SEC Claim. Further, the Company agrees not to encourage or suggest to any other person or entity that he, she or it institute any legal action against the Executive in respect of the SEC Claim. As of the time of its execution of this Agreement, the Company does not (i) have knowledge of any claim against Executive or (ii) intend to bring any claim against Executive.

7. Cooperation. Following the Resignation Date and continuing until the termination of the Advisory Period:

(a) Executive agrees to reasonably cooperate with the Company in effecting a smooth transition of the duties and responsibilities that Executive performed for the Company Group. Executive agrees to be reasonably available to respond to requests or questions (by phone or e-mail) in connection with any reasonable request by the Company regarding matters of which Executive has personal knowledge or which were within the purview of Executive’s job responsibilities.

(b) Executive agrees to reasonably cooperate with the Company Group in assisting in the defense of any existing or future charges, claims, demands, complaints, subpoenas, government investigations, arbitrations or lawsuits filed against the Company, including any of its related or affiliated companies, parent companies, or subsidiaries, or in the prosecution of any claim, demand, complaint, arbitration or lawsuit filed by a member of the Company Group against any person or entity (collectively, “Company Actions”), where Executive, during Executive’s employment with the Company Group, had involvement in or knowledge of any decision, negotiation or other process or procedure that is the subject of any of the Company Actions, where Executive had previously participated in the defense of any of the Company Actions, or where it is alleged that Executive has knowledge of any facts at issue in any of the Company Actions. Executive’s cooperation shall include, but not be limited to, meeting with the Company’s counsel and providing sworn statements and testimony as, where and when reasonably requested. Executive agrees that Executive shall not be entitled to any further payments or compensation for providing such cooperation. In the event of any material failure by Executive to comply with this Section 7(b), or any instance of Executive’s material dishonesty or failure to be truthful with regard to any Company Action or otherwise, Executive will not be entitled to the payments or benefits described herein.

8. Return of Company Property; Nondisparagement.

(a) Return of Company Property. Following the Resignation Date, Executive shall immediately return to the Company all property belonging to the Company and all copies of such property in Executive’s possession or under Executive’s control, including, but not limited to, all keys, ID cards or badges, access codes, credit cards, software, electronically-stored documents or files, physical files, and any and all other property or proprietary or confidential information of the Company Group. Executive shall not delete, remove, or destroy any property or materials belonging to the Company, nor shall Executive retain any Company property or materials, without the express written permission of the Company’s Board of Directors or the Company’s counsel. Notwithstanding the foregoing or any other provision of this Agreement, Executive shall be entitled to retain, and as of the Resignation Date shall have all right, title and interest in, all equipment that the Company provided to Executive for his personal use during his employment that is currently in his possession, including, without limitation, a mobile telephone, a laptop computer, and any other hand-held electronic devices, provided that Executive shall cooperate with the Company to remove from all such equipment and devices any and all data owned by the Company.

(b) Nondisparagement. Executive shall not at any time say, write or cause to be said or written (including through social media), directly or indirectly, any statement that may be considered defamatory, derogatory, or disparaging with respect to the Company or its employees, officers, or directors whom are known by Executive to serve in any such capacity. The Company, through its officers and directors, shall not at any time say, write or cause to be said or written (including through social media), directly or indirectly, any statement that may be considered defamatory, derogatory, or disparaging with respect to Executive, other than in connection with ordinary performance evaluations. This Section does not apply to factual statements made in connection with legal proceedings, governmental and regulatory investigations and actions, other statements required by law and statements relating to the Company’s business made in good faith to members of the Company’s Board of Directors.

9. Consideration; Legal Advice, Reliance. The consideration provided hereunder by the Company Group is not required under the Company Group’s standard policies, and Executive knows of no other circumstances other than Executive’s agreeing to the terms of this Agreement that would require the Company Group to provide such consideration. Executive represents and acknowledges that (a) Executive has been given adequate time (at least twenty-one (21) days) to consider this Agreement (which, by signing this Agreement prior to the expiration of such period, Executive has expressly agreed to waive) and has been advised to discuss all aspects of this Agreement with Executive’s private attorney, (b) Executive has carefully read and fully understands all the provisions of this Agreement, (c) Executive has voluntarily entered into this Agreement, without duress or coercion and (d) Executive has not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in Section 6, any portion thereof or any interest therein. Executive understands that if Executive requests additional time to review the terms of this Agreement, a reasonable extension of time will be granted.

10. Reaffirmation. In exchange for the payments and benefits and other good and valuable consideration contained herein, Executive shall sign and deliver to the Company a reaffirmation of his release of claims (each, a “Reaffirmation”), within 10 days after each of (a) December 15, 2020 (the “First Reaffirmation”) and (b) the last day of the Advisory Period (the “Second Reaffirmation”), in each case, in the form attached hereto as Exhibit B.

11. Miscellaneous.

(a) Interest on Late Payments. Amounts due to Executive hereunder but not paid on a timely basis in accordance with of the applicable due date set forth in this Agreement shall be subject to interest, which shall accrue at the rate of 6.5 percent (6.5%) per annum (pro rata) accruing immediately from the due date; provided, that Executive shall provide written notice to the Company within thirty (30) days following the due date notifying the Company of such overdue payment. If the Company fails to pay a material overdue payment within thirty (30) days after written notice thereof by Executive, all payments otherwise not yet due hereunder shall become immediately due and payable on such thirtieth (30th) day and subject to the interest provisions of this Section.

(b) Board Consents. The Company represents that it has obtained the written consent of the Board of Directors (i) approving the terms of this Agreement and its execution and (ii) authorizing the President or the Chief Financial Officer, or any single director, to make or authorize the making of all payments duly accruing hereunder in a timely manner.

(c) Taxes. All payments or benefits provided under this Agreement are subject to any applicable employment or tax withholdings or deductions.

(d) Section 409A Provisions. All payments and benefits under this Agreement shall be made and provided in a manner that is intended to comply with, or be exempt from, Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable. Notwithstanding any provision in this Agreement to the contrary:

(i) The payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in U.S. Treasury Regulation Section 1.409A-1(h), at which time such “nonqualified deferred compensation” (calculated as of the last day of the Advisory Period) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Agreement as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.” Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”) in the event that Executive is deemed at the time of his “separation from service” to be a “specified employee” (in each case, within the meaning of Section 409A) and if such delay is otherwise required to avoid additional tax under Section 409A(a)(2) of the Code. In such event, on the first business day following the expiration of the Delay Period, Executive shall be paid, in a single lump sum cash payment, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(ii) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A.

(iii) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes “nonqualified deferred compensation” (within the meaning of Section 409A), (A) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (B) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period during which the arrangement is in effect.

(iv) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, in no event whatsoever shall the Company or any of its affiliates be liable for (A) any additional tax, interest or penalties that may be imposed on Executive as a result of Section 409A or (B) any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A).

(e) Severability. If any provision of this Agreement, or any part thereof, is held by a court of competent jurisdiction to be invalid, void, unenforceable or against public policy for any reason, this Agreement shall be construed without such term or condition and the remainder of the Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated. If any court construes any provision contained in this Agreement to be unenforceable by reason of being overbroad, such court may reduce the breadth of such provision to the minimum extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

(f) Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire understanding and agreement between the parties and supersedes and cancels all previous agreements and commitments, whether oral or written, in connection with the matters described herein, including, without limitation, the Employment Agreement (except to the extent directly incorporated in Section 5(a) above). In executing this Agreement, Executive is not relying, and has not relied, upon any oral or written representations or statements not set forth or referred to herein. No waiver or termination of this Agreement shall be binding unless it is in writing and signed by the parties hereto. No failure to insist upon compliance with any term or condition of this Agreement, whether by conduct or otherwise, shall be deemed to be or construed to be a waiver of such term or condition.

(g) Assignment. The rights and benefits of the Company under this Agreement shall be assignable to any successor or affiliated entity of the Company. All rights and obligations hereunder shall inure to the benefit of and be binding upon the Company’s successors and assigns, but shall not be assignable by Executive.

(h) Arbitration. The Parties hereby agree that, to the fullest extent permitted by law, any and all claims or controversies relating in any manner to this Agreement (each, a “Claim”) shall be resolved by final and binding arbitration conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA Rules”) and this Section 11(h). A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties to the arbitration; however, if Executive and the other parties to the arbitration are unable to agree upon an arbitrator within thirty (30) days, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and the same remedies, as would apply if the Claims were brought in a court of law. The arbitrator shall have the authority to consider and decide pre-hearing motions, including dispositive motions. All arbitration hearings under this Agreement shall be conducted in New York, New York. An action may be brought in any court to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, no Party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including without limitation, any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. The fees of the arbitrator and all other costs that are unique to the arbitration process shall be paid by the Company subject to the arbitrator reallocating or awarding up to one-half of the costs and fees of the arbitration to the Company if the Company prevails in the arbitration.

(i) Attorneys’ Fees and Costs.  If Executive brings any action or commences any proceeding to enforce payment under this Agreement, the non-prevailing party in such action or proceeding shall reimburse the prevailing party for all reasonable attorneys’ fees and costs, (including arbitration and court costs and disbursements) incurred in such action or proceeding, at trial, in any bankruptcy proceeding and on appeal.

(j) Interpretation. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to have been drafted. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not for or against either of the parties. The Section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

(k) Further Action. Each of the parties shall, for no further consideration, use good faith efforts to perform all such other actions and execute, acknowledge, and deliver and cause to be executed, acknowledged and delivered such other documents or may be reasonably required to effectuate the intent of the parties as reflected in this Agreement.

(l) Third Party Beneficiaries. All Company Release Parties and Executive Release Parties who are not signatories to this Agreement shall be deemed to be third party beneficiaries of the respective releases set forth in Section 6 hereof.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties below have executed this Separation and Transition Services Agreement and General Release.

COMPANY:

LIBERATED SYNDICATION INC.

By: /s/ Laurie Ann Sims	Date: _7/31/2020
Name: Laurie Ann Sims
Title: President

EXECUTIVE:

/s/ Christopher Spencer	Date: _7/31/2020
CHRISTOPHER SPENCER

EXHIBIT A

EXHIBIT A

Stock Agreements

Date of Agreement	Target	Number of Shares Subject to Award	Vested	Forfeited	Unvested	Forfeit Date
April 13, 2017, as amended on March 15, 2019	$25 million	375,000	375,000	0	0	April 13, 2018
	$50 million	375,000	375,000	0	0	October 13, 2018
	$75 million	375,000	375,000	0	0	September 15, 2020
	NASDAQ	375,000	0	150,000	225,000	September 15, 2020
December 15, 2017	$5/sh	550,000	0	550,000	0	June 15, 2020
	$7/sh	550,000	0	0	550,000	December 15, 2020
Total		2,600,000	1,125,000	700,000	775,000

EXHIBIT B

Reaffirmation

I, on behalf of myself and the Executive Release Parties, hereby ratify and reaffirm (the “Reaffirmation”), as of the date set forth below my name, the release, as set forth in Section 6 of that Separation and Transition Services Agreement and General Release, dated as of July 30, 2020 between me and Liberated Syndication Inc. (the “Agreement”). I understand that this Reaffirmation means that the matters released in Section 6 of the Agreement shall now apply to all matters through the date that I sign this Reaffirmation. Terms used in this Reaffirmation but not defined herein shall have the meanings ascribed thereto in the Agreement.

/s/ Christopher Spencer
Christopher Spencer

         Date:____7/31/2020___________